Exhibit 99.1

DURABLE POWER OF ATTORNEY

By this Durable Power of Attorney, I, R. DAVID SUDARSKY, presently residing in Fort Lauderdale, Broward County, Florida, appoint my friend, MORTON H. KINZLER, presently residing in Hollywood, Florida, as my attorney-in-fact to manage my affairs.

This Durable Power of Attorney shall not be affected by any physical or mental disability that I may suffer, except as provided by statute, and it shall be exercisable from this date. All acts done pursuant to this power by my attorney-in-fact shall bind me, my heirs, devisees, and personal representatives. This power of attorney is nondelegable.

All of my property and interest in property are subject to this Durable Power of Attorney.

Without limiting the broad powers conferred by the preceding provisions, I authorize my attorney-in-fact to:

1.           Collect all sums of money and other property that may be payable or belonging to me and execute receipts, releases, cancellations, or discharges.

2.           Settle any accounts in which I have any interest and pay or receive the balance of that account.

3.           Borrow money on such terns and with such security as my attorney-in-fact thinks fit and execute all notes, mortgages, and other instruments that my attorney-in-fact finds necessary or desirable.

4.           Draw, accept, endorse or otherwise deal with any checks or other commercial instruments, specifically including the right to make withdrawals from any checking or savings account.

5.           Redeem bonds issued by the United States Government or any of its agencies, any other bonds, any certificates of deposit, or other similar assets belonging to me.

6.           Sell any of my assets including but not limited to real estate, bonds, shares of stock, warrants, or debentures; execute all assignments and deeds or other instruments necessary or proper for transferring them to the purchaser or purchasers; and give good receipts and discharges for all money payable with regard to them.

7.           Invest the proceeds of any redemptions or sales and any other money in bonds, shares of stock and other securities, or real estate, as my attorney-in-fact thinks fit.

8.           Vote at all meetings of stockholders of any company and otherwise act as my proxy with respect to my shares of stock or other securities or investments that now or hereafter belong to me, and appoint substitutes or proxies with respect to any of those shares of stock.

9.           Execute on my behalf any tax return and act for me in any examination, audit, hearing, conferences, or litigation relating to taxes, including the authority to file and prosecute refund claims and enter into any settlements.

10.        Prosecute, defend and settle all actions or other legal proceedings with regard to any of my assets in any manner.

11.        Purchase bonds issued by the United States, commonly known as “flower bonds,” that can be applied at face or maturity value on account of estate tax liabilities.

12.        Transfer any of my assets to the trustee of any living trust of which I am or may become grantor.

13.         Do anything regarding my estate, property, and affairs that I could do myself, if competent.

14.         Make gifts of any of my property to any person (including any attorney-in-fact) in connection with estate and income tax planning procedures for me; provided, however, that such gifts quality for the federal gift tax exclusion allowable per donee and for the exclusion for certain transfers for educational expenses or medical expenses under section 2503(b) and (e) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

15.         Exercise any power of revocation or amendment retained by me over any living trust of which I am or may become grantor.

16.           Arrange for and consent to any medical, therapeutic, and/or surgical procedures for me, including the administration of drugs.

17.         Enter any safe deposit box held in my name (alone or jointly) and remove any or all contents.

18.         Collect and receive all sums of money and other property that may be payable to me by reason of my participation in a qualified retirement plan; by reason of my being the beneficiary of a participant in a qualified retirement plan; or that may be payable to me, as owner or beneficiary, from an Individual Retirement Account.

19.         Make on my behalf any elections of choices available to me and give on my behalf any consents required, by reason of either my participation in or my being the beneficiary of a participant in a qualified retirement plan, and make any elections or choices available to me and give on my behalf any consents required under any Individual Retirement Account of which I am the owner or beneficiary.

20.         Establish for my benefit one or more Individual Retirement Accounts with any trustee or custodian.

21.        Transfer any of my assets to the trustee or custodian of an Individual Retirement Account established for my benefit.

The powers conferred upon my attorney-in-fact extend to all of my right, title and interest in property in which I may have an interest jointly with any other persons, whether in an estate by the entireties, joint tenancy, or tenancy in common.

It is my intention that this power of attorney shall be exercisable in any state or jurisdiction where I may have any property or interest in property.

Photographic copies of this instrument shall have the same force and effect as the original.

I hereby confirm all acts of my attorney-in-fact pursuant to this power.

Any act that is done under this power between the revocation of this instrument and notice of that revocation of my attorney-in-fact shall be valid unless the person claiming the benefit of the act had notice of that revocation.

IN WITNESS WHEREOF, I have executed this Durable Power of Attorney and set my hand and seal this 6th day of August, 2009.

/s/ R. David Sudarsky
R. DAVID SUDARSKY

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

/s/ Frank Tosto

Frank Tosto

WITNESS:	(Print Name)

ADDRESS:	30 Chapel Hill Rd.

New Milford, CT 06776